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                                                                      EXHIBIT 21

                      SUBSIDIARIES OF UNITED RENTALS, INC.

Mercer Equipment Company, a North Carolina corporation

A & A Tool Rentals & Sales, Inc., a California corporation

J & J Rental Services, Inc., a Texas corporation

Coran Enterprises, Inc. (d/b/a A-1 Rents), a California corporation

Monterey Bay Equipment Rental, Inc., a California corporation

Bronco Hi-Lift Inc., a Colorado corporation

Rent-It Center, Inc., a Utah corporation